Exhibit 10.1

Investment Agreement

Dated October 4, 2021

by and among

1.	Investor

1.1	Helix Acquisition Corp., c/o Cormorant Asset Management LLP, 200 Clarendon St., 52nd Floor, Boston, MA 02116

(“Investor”)

2.	Founders

2.1	Jonkheer Arnout Michiel Ploos van Amstel

(“Founder 1”)

2.2	Dr. Jorge Santos da Silva

(“Founder 2”)

2.3	JeruCon Beratungsgesellschaft mbH, Alte Rabenstrasse 10a, 20148 Hamburg, Germany

(“Founder 3”)

(Founder 1, Founder 2, and Founder 3 collectively “Founders” and individually a “Founder”)

3.	Other Shareholders

3.1	Biotechnology Value Fund, L.P., 44 Montgomery Street, 40th Floor, San Francisco, CA 94104, USA

(“Other Shareholder 1”)

3.2	Biotechnology Value Fund II, L.P., 44 Montgomery Street, 40th Floor, San Francisco, CA 94104, USA

(“Other Shareholder 2”)

3.3	Biotechnology Value Trading Fund OS, L.P., PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands

(“Other Shareholder 3”)

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3.4	Merck Healthcare KGaA, Darmstadt, Germany, an affiliate of Merck KGaA, Darmstadt, Germany, Frankfurter Strasse 250, 64293 Darmstadt, Germany

(“Other Shareholder 4”)

3.5	Florian Schönharting

(“Other Shareholder 5”)

3.6	Simon Sturge

(“Other Shareholder 6”)

3.7	Matthias Bodenstedt

(“Other Shareholder 7”)

3.8	Atif Khan

(“Other Shareholder 8”)

3.9	Eva Cullen

(“Other Shareholder 9”)

3.10	Oliver Daltrop

(“Other Shareholder 10”)

3.11	Nuala Brennan

(“Other Shareholder 11”)

(Other Shareholder 1 through to Other Shareholder 11 collectively, “Other Shareholders” and individually, an “Other Shareholder”)

(Founders and Other Shareholders collectively, “Existing Shareholders” and individually, an “Existing Shareholder”)

and

4.	Company

MoonLake Immunotherapeutics AG (CHE-433.093.536), c/o KD Zug-Treuhand AG, Untermüli 7, 6302 Zug, Switzerland

(“Company”)

(Company, Investor and Existing Shareholders, collectively “Parties” and each individually a “Party”)

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Table of Contents

List of Annexes				5

1.	Definitions			7

2.	Current Equity Structure of the Company			8

3.	Structure of Investment and General Undertakings			8
	3.1	Structure of Investment		8
	3.2	General Undertakings		9

4.	Nominal Capital Increase			9
	4.1	Determination of Preliminary Investment Amount and Number of Company Class V Voting Shares		9
	4.2	Extraordinary General Meeting of Shareholders		9
		4.2.1	Undertakings of Existing Shareholders and Company	9
		4.2.2	Waiver of Subscription rights	10
		4.2.3	Resolutions to be passed by Extraordinary General Meeting	10
	4.3	Subscription for Class V Voting Shares		10
		4.3.1	Undertaking to Subscribe	10
		4.3.2	Payment of Preliminary Nominal Subscription Amount by Investor	10

5.	BVF Share Transfers			12

6.	Contribution			11

7.	Conduct of Business until Closing			11

8.	Stock Option Restriction - No Issuances of New Shares			11

9.	Accession			12

10.	Actions and Deliveries prior to Closing			12

11.	Closing			14
	11.1	Place and Date of Closing		14
	11.2	Conditions Precedent to Closing		14
	11.3	Closing Actions and Deliveries		15
	11.4	Issuance of New Voting Shares		16

12.	Termination and Rescission before Closing			16

13.	Post-Closing Actions			16
	13.1	Immediate Wiring of the Cash Contribution		16
	13.2	Confirmations and Filings		17
	13.3	Share Re-Transfer		17

14.	Representations and Warranties			18
	14.1	Representations and Warranties of Existing Shareholders and Company		18
	14.2	Representations and Warranties of Investor		18
	14.3	Exclusive Representations and Warranties		18

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15.	Remedies	19
	15.1 Notice of Breach (Rügefrist)	19
	15.2 Time Limitations on Claims	19
	15.3 Remedies of Investor	19
	15.4 Limitations on Liability	20
	15.5 Remedies of Existing Shareholders and Company	20
	15.6 Remedies Exclusive	20

16.	Miscellaneous	21
	16.1 Nature of Parties’ Rights and Obligations	21
	16.2 Confidentiality	21
	16.3 Successors and Assigns	22
	16.4 Costs and Expenses, Taxes	22
	16.5 Notices	22
	16.6 Entire Agreement	23
	16.7 Severability	23
	16.8 Amendments	23
	16.9 Waiver of Rights	23
	16.10 Form Requirements	23

17.	Governing Law and Arbitration	24
	17.1 Governing Law	24
	17.2 Arbitration	24
	17.3 Trust Account Waiver	24

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List of Annexes

Annex 1:	Defined Terms
Annex 2:	Current Cap Table
Annex 4.2.2:	Cap Table after Closing
Annex 4.2.3:	Articles
Annex 5(c):	Form of Assignment Declaration regarding Transferred Common Shares
Annex 13.3:	Form of Assignment Declaration
Annex 11.3(f):	Form of Restated and Amended Shareholders’ Agreement
Annex 14.1-1:	Representations and Warranties of Existing Shareholders (other than the Other Shareholder 4) and Company
Annex 14.1-2:	Representations and Warranties of the Other Shareholder 4
Annex 14.2:	Representations and Warranties of the Investor

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Recitals

(A)	The Company is organized in the form of a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zug under the number CHE-433.093.536 having its registered office at c/o KD Zug-Treuhand AG, Untermüli 7, 6302 Zug, Switzerland.

(B)	As at the date of this Agreement, the Company has an issued statutory share capital in the nominal amount of CHF 104,072.50, divided into 1,040,725 fully paid-in registered shares with a nominal value of CHF 0.10 each, of which 360,529 are common shares (Stammaktien) (“Common Shares”) and 680,196 are series A preferred shares (Vorzugsaktien Kategorie A) (“Series A Preferred Shares” and together with the Common Shares, the “Existing Shares”). The Company has also a conditional share capital to source the employee equity incentive plans allowing an increase of the nominal share capital by, as at the date of this Agreement, a maximum amount of CHF 2,947.10 by issuing a maximum of 29,471 registered Common Shares (“Conditional Capital”).

(C)	The Company’s core business is the research, development, manufacturing and marketing of biotechnological, pharmaceutical and similar products in Switzerland and abroad (“Business”).

(D)	At the date hereof, the Parties enter into a business combination agreement (“BCA”) under which, amongst others, the Other Shareholders undertake to convert the Series A Preferred Shares into an equal number of Common Shares (“Share Conversion”), elect the new Directors and the Investor undertakes to subscribe for and acquire such number of newly issued registered preferred voting shares (Stimmrechtsaktien) in the Company with a par value of CHF 0.01 each (“Class V Voting Shares”; due to its lower par value each Class V Voting Share having ten times the voting power of an Existing Share), and the Other Shareholder 1, the Other Shareholder 2, and the Other Shareholder 3 (collectively “BVF Parties” and individually a “BVF Party”) each undertakes to transfer on the Closing Date its Common Shares (for the avoidance of doubt, after the Share Conversion will have taken place) to the Investor in exchange for Class A Ordinary Shares of the Investor (“BVF Share Transfers”). On the closing of the BCA, the Investor holds at least 80% of the sum of the Company’s voting rights with respect to the issued and outstanding share capital and further Common Shares issuable under the Conditional Capital, i.e. on a fully diluted basis.

(E)	Considering that:

●	The USD amount of the Investor’s investment in the Company and the corresponding number of Class V Voting Shares to be acquired by the Investor, both to be calculated in accordance with the provisions of the BCA (the so calculated amount, the “Preliminary Investment Amount” and the corresponding number of Class V Voting Shares to be acquired by the Investor the “Investor’s Preliminary Class V Voting Shares”), can only be determined four (4) Business Days before the closing of the transactions contemplated under the BCA (“BCA Closing”);

●	The final amount of the Investor’s investment in the Company (“Available Closing Date Cash”), which is defined in the BCA and shall be calculated in accordance with the provisions of the BCA, shall not be less than USD 150,000,000 (the “Minimum Investment Amount”);

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●	The Investor’s Class V Voting Shares have to be available to the Investor on the very day of the Closing;

●	The Preliminary Investment Amount is funded, inter alia, by a private investment in public equity transaction, conducted by the Investor prior to the BCA Closing (“PIPE Transaction”), and certain of the funds promised to be paid under the PIPE Transaction may be delayed or not paid at all and that it is therefore possible that the Available Closing Date Cash is lower than the Preliminary Investment Amount; and

●	If the Available Closing Date Cash on the Closing Date is lower than the Preliminary Investment Amount (but, for the avoidance of doubt, higher than the Minimum Investment Amount), the difference, if any, between (y) the Investor’s Preliminary Class V Voting Shares and (z) the number of Class V Voting Shares corresponding to the Available Closing Date Cash (“Investor’s Final Class V Voting Shares”) shall be, at the election of the Company (such election to be communicated by the Company to the Investor no later than five (5) Business Days following the Closing Date), repurchased by and re-transferred to the Company against payment by the Company of the nominal value for each retransferred Class V Voting Share following the Closing.

(F)	Accordingly, the Company intends (i) to implement the Share Conversion, (ii) to increase its share capital by way of issuance of the fully paid-in Investor’s Preliminary Class V Voting Shares, thereby increasing its issued share capital by the Determined Nominal Amount, (iii) to detail the process for contributing the remaining investment amounts for the Investor’s Final Class V Voting Shares to the Company, and (iv) to detail the process for the repurchase and re-transfer of such number of Class V Voting Shares corresponding to the difference between the Investor’s Preliminary Class V Voting Shares and the Investor’s Final Class V Voting Shares, if any, from the Investor to the Company following the Closing for the nominal value of the number of re-transferred Class V Voting Shares.

(G)	Accordingly, the BVF Parties intend to undertake and implement the BVF Share Transfers.

(H)	The Parties wish to determine in this Agreement their respective rights and obligations in relation to the Investor’s investment in the Company, including the subscription and issuance of new Class V Voting Shares in the Company and payment of the respective investment amounts to the Company.

Now, therefore, the Parties have concluded the following Agreement:

1.	Definitions

For purposes of this Agreement, except as otherwise set forth herein, capitalized terms shall have the meanings set forth in Annex 1.

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2.	Current Equity Structure of the Company

(a)	As at the date of this Agreement, the Company has an issued statutory share capital in the nominal amount of CHF 104,072.50, divided into 1,040,725 registered shares (Namenaktien) with a nominal value of CHF 0.10 per share, of which 360,529 are Common Shares and 680,196 are Series A Preferred Shares, all of which are fully paid-in.

(b)	The Company has an outstanding conditional capital (bedingtes Kapital) of CHF 2,947.10, allowing for the issuance of up to 29,471 registered Common Shares in connection with the Company’s employee equity incentive plans. The Company has no treasury shares (eigene Aktien).

(c)	The ownership structure of the Company as of the date of this Agreement is set out in the cap table set forth in Annex 2.

3.	Structure of Investment and General Undertakings

3.1	Structure of Investment

(a)	The investment by the Investor into the Company, as contemplated herein, will be made (x) as a direct equity investment, whereby the Investor shall subscribe for and acquire newly issued Class V Voting Shares and (y) make a cash contribution; (x) and (y) totaling in the amount of the Available Closing Date Cash subject to the terms and conditions of this Agreement (“Investment”).

(b)	On the basis of the commitments and undertakings of the Parties, the Investment will be structured and implemented through the following steps and elements:

(i)	The Investor shall first subscribe for and acquire a number of Investor’s Preliminary Class V Voting Shares (determined in accordance with the BCA and Section 4.1 of this Agreement) at an issue amount of CHF 0.01 per Class V Voting Share against payment of CHF 0.01 per Class V Voting Share, to be created and issued in the course of an ordinary capital increase of the Company (“Nominal Capital Increase”, as further detailed and set forth in Section 4), and, subsequently,

(ii)	the Investor shall commit and contribute to the Company an amount equal to the Available Closing Date Cash minus the Preliminary Nominal Subscription Amount (as defined below), as a contribution to the reserves from capital contributions (Kapitaleinlagereserven) of the Company without the issuance of new shares (Kapitalzuschuss) (“Cash Contribution”, as further detailed in Section 6); always subject to satisfaction or waiver of the applicable conditions precedent.

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(iii)	Should the Available Closing Date Cash be lower than the Preliminary Investment Amount and, therefore, the number of Investor’s Final Class V Voting Shares be lower than the number of Investor’s Preliminary Class V Voting Shares, the Company may elect the difference to be adjusted (such election to be communicated by the Company to the Investor no later than five (5) Business Days following the Closing Date). The adjustment, if any, shall be effected through a repurchase of such number of Class V Voting Shares corresponding to the difference between the Investor’s Preliminary Class V Voting Shares and the Investor’s Final Class V Voting Shares by the Company from the Investor at nominal value and a re-transfer and assignment of such number of Class V Voting Shares to the Company, following the Closing (“Share Re-Transfer”, as further detailed in Section 13.3).

3.2	General Undertakings

In order to give effect to the Nominal Capital Increase and the Cash Contribution on the terms and subject to the conditions of this Agreement:

(i)	the Investor will make available to the Company the Available Closing Date Cash (as defined in Section 1.1 of the BCA); and

(ii)	each of the Existing Shareholders and the Company hereby undertakes to the Investor to generally use their powers and take all actions and execute all documents required to effect the transactions contemplated by this Agreement, to effect the Share Conversion, to elect the new Directors and to consummate the Nominal Capital Increase, the Cash Contribution and/or the Share Re-Transfer (if any) in accordance with the terms and conditions hereof.

4.	Nominal Capital Increase

4.1	Determination of Preliminary Investment Amount and Number of Company Class V Voting Shares

No later than four (4) Business Days prior to Closing, the Parties shall determine the Preliminary Investment Amount and the number of Investor’s Preliminary Class V Voting Shares based on the provisions and mechanisms agreed upon in the BCA.

4.2	Extraordinary General Meeting of Shareholders

4.2.1	Undertakings of Existing Shareholders and Company

Each of the Existing Shareholders and, in respect of sub-paragraph (i) below, the Company hereby undertakes to the Investor to:

(i)	procure that an extraordinary general meeting of shareholders of the Company (“Extraordinary General Meeting”) is convened in a timely manner and takes place one (1) Business Day prior to the Closing Date (the “EGM Date”);

(ii)	procure that a special meeting of the holders of the Series A Preferred Shareholders pursuant to article 654 CO is convened in a timely manner, which shall be integrated in the Extraordinary General Meeting; and

(iii)	approve, or procure that the Proxy Holder approves, the resolutions to be taken by the Extraordinary General Meeting in accordance with Section 4.2.3.

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4.2.2	Waiver of Subscription rights

Each of the Existing Shareholders hereby unconditionally and irrevocably waives all of its subscription rights (Bezugsrechte) in connection with the Nominal Capital Increase and hereby agrees that the Company allocates the appropriate number of Class V Voting Shares in the Nominal Capital Increase exclusively to the Investor in accordance with this Agreement and the updated cap table as at the Closing Date.

A preliminary cap table is attached hereto in Annex 4.2.2, which shall be updated following the determination pursuant to Section 4.1 as at Closing (the “Updated Cap Table”).

4.2.3	Resolutions to be passed by Extraordinary General Meeting

The following resolutions shall be passed at the Extraordinary General Meeting:

(i)	to convert the Series A Preferred Shares with immediate effect into Common Shares of the Company;

(ii)	to replace the Existing Articles by, and adopt, the Articles substantially in the form attached hereto as Annex 4.2.3;

(iii)	to increase the nominal statutory share capital of the Company by the Determined Nominal Amount through the issuance of the Investor’s Preliminary Class V Voting Shares, each at the issue price of CHF 0.01 (“Nominal Issue Price”), without restricting or cancelling the subscription rights of the Existing Shareholders but with the Existing Shareholders waiving their subscription right; and

(iv)	to elect the following persons as new Directors with effect as of their acceptance of the election:

Andrew Phillips, or, in case of unavailability or incapacity, any other person nominated by the Investor; and

Dr. Jorge Santos da Silva, or, in case of unavailability or incapacity, any other person nominated by the Existing Shareholders.

4.3	Subscription for Class V Voting Shares

4.3.1	Undertaking to Subscribe

(a)	Subject to the terms and conditions of this Agreement, the Investor shall subscribe for the Investor’s Preliminary Class V Voting Shares, each at the Nominal Issue Price, for an aggregate subscription amount corresponding to the Determined Nominal Amount (“Preliminary Nominal Subscription Amount”).

(b)	For this purpose, the Investor hereby undertakes to execute and deliver to the Company its duly executed Subscription Form no later than three (3) Business Days prior to the Closing Date.

4.3.2	Payment of Preliminary Nominal Subscription Amount by Investor

No later than two (2) Business Days before the EGM Date, the Investor shall pay the Preliminary Nominal Subscription Amount (in CHF) to the following blocked capital account of the Company with UBS AG (Kapitaleinzahlungssperrkonto), or any other blocked capital account of the Company which is to be communicated by the Company to the Investor in writing at least ten (10) Business Days prior to the Closing Date:

Bank:

In favor of:

IBAN No:

SWIFT:

Reference:

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5.	BVF Share Transfers

(a)	As set forth in section 2.2(g) of the BCA, each BVF Party hereby undertakes to transfer and shall assign to the Investor on the Closing Date all of the Common Shares held by such BVF Party in exchange for Class A Ordinary Shares (as detailed in the BCA) at the Closing Date as follows:

(i)	the Other Shareholder 1 shall transfer and assign 283,412 Common Shares to the Investor;

(ii)	the Other Shareholder 2 shall transfer and assign 230,137 Common Shares to the Investor; and

(iii)	the Other Shareholder 3 shall transfer and assign 36,451 Common Shares to the Investor (the Common Shares are referred to in (i) to (iii) collectively as the “Transferred Common Shares”).

(b)	The Investor hereby undertakes to receive and accept on the Closing Date from each BVF Party such number of Common Shares as indicated in subsections (i) to (iii) of the preceding paragraph.

(c)	On the Closing Date, in order to transfer and assign the Transferred Common Shares to the Investor, each BVF Party shall duly sign and deliver to the Investor a written assignment declaration (Abtretungserklärung), with a copy to the Board, substantially in the form of Annex 5(c), for the avoidance of doubt, the form requirements as set forth in the first paragraph of Section 16.10 shall not apply with respect to the assignment declaration; these assignment declarations shall be executed in wet ink form.

(d)	The details on the allocation of and/or transfer of Class A Ordinary Shares by the Investor to each of the BVF Parties in exchange for the Transferred Common Shares are set forth in the BCA (including the actions for completing such actions).

6.	Contribution

The Investor hereby undertakes to contribute to the Company the Cash Contribution into an Investor US bank account and in accordance with the terms of a written short form contribution agreement (the “Cash Contribution Agreement”), subject to the fulfillment or waiver of the conditions precedent as per Section 11.2 and subject to the adjustment mechanism in Section 13.3.

7.	Conduct of Business until Closing

The Company shall, and each of the Existing Shareholders hereby undertakes to procure that the Company will, operate its Business in the ordinary course in accordance with past practice, except as explicitly provided by this Agreement or with the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed), from the date of this Agreement until the Closing Date.

8.	Stock Option Restriction - No Issuances of New Shares

(a)	Each Existing Shareholder and the Company undertake to the Investor and shall procure and instruct the relevant corporate or appointed bodies (incl. the Administrator, as defined in the Employee Share Participation Plan and/or the Employee Stock Option Plan; together the “Plans”) that from 31 October 2021 (“Cut-Off Date”) until the Closing Date no option rights, equity grants, or similar instruments from or referring to the Conditional Capital (including options under the Plans or any other employee equity incentive schemes or arrangements of the Company) or any other options for Shares of the Company (“Stock Options”) are granted by the Company or exercised by any of the employees of the Company or other persons with the effect that no new Shares in the Company are issued during that period (“Stock Option Restriction”).

(b)	Each of the Existing Shareholders and the Company shall perform all actions necessary to ensure compliance with the Stock Option Restriction, including, without limitation, to amend and/or to procure that all documents related to outstanding option rights, equity grants, or similar instruments from or referring to the Conditional Capital or allowing for the acquisition of Shares in the Company, including, without limitation, the Plans or any other relevant documents relating thereto, are amended, as appropriate, and to seek consent from eligible employees or other persons so that the Stock Option Restriction is adhered to.

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(c)	Each Existing Shareholder and the Company undertake to the Investor and shall procure and instruct the relevant corporate bodies and/or its representatives on the Board that no amendments to the Company’s capital structure will be approved and/or made by the shareholders meeting of the Company including, without limitation, that the shareholders meeting shall not resolve on the creation of new share or participation capital (through an ordinary capital increase), new conditional capital and/or new authorized capital. For the avoidance of doubt, the grant of Stock Options and the exercise of Stock Options as well as the allocation of Shares to employees of the Company under the Plans are not considered to be a prohibited amendment of the Company’s capital structure and shall remain permitted (subject to compliance with the undertakings set forth in Sections 10(a) and 10(b)), as long as only the currently existing Conditional Capital is used as the underlying for the Stock Options / allocations of such Shares.

9.	Accession

(a)	Each of the Existing Shareholder and the Company undertakes to the other Parties that no person or entity shall become a holder of Shares in the Company (including through the exercise of Stock Options), other than provided for in this Agreement, unless and until such person or entity shall first have submitted to the Company an accession declaration satisfactory to the Company and the Investor pursuant to which such person or entity agrees to be fully bound by and be entitled pursuant to the terms and conditions of this Agreement. The Parties agree that the accession of a third party may take place by unilateral declaration to the Company (representing the Existing Shareholders) and the Investor. Any party acceding to this Agreement in the foregoing sense shall be deemed as from the time of accession an Existing Shareholder (as defined and used herein) for the purpose of this Agreement with corresponding rights and obligations.

(b)	Upon accession to this Agreement as set forth in this Section 9, the relevant cap tables annexed to this Agreement shall be amended accordingly.

10.	Actions and Deliveries prior to Closing

Prior to Closing, the relevant Party shall procure that (i) the following documents shall be delivered, in each case duly executed and in form and substance satisfactory to the Company and the Investor, respectively, and (ii) the following actions shall be performed:

(a)	as soon as practical after signing, but in no event after the Cut-Off Date, the Company shall deliver to the Investor drafts of the Corporate Documents necessary for the adoption of the Articles, the Share Conversion, the Nominal Capital Increase and the changes to the Board, all as contemplated herein, in form and substance satisfactory to the Investor;

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(b)	as soon as practical after signing the Company undertakes to obtain a formal positive pre-clearance (Vorprüfung) regarding the Corporate Documents from the commercial register of the Canton of Zug. The Company undertakes and shall procure that the processing of the Pre-Closing Application (as defined below) will be pre-registered (vorerfasst) by the commercial register of the Canton of Zug prior to the EGM Date and that the Pre-Closing Application will be dealt with in the pre-registration procedure (Vorerfassungsverfahren) when submitted to the commercial register of the Canton of Zug on the EGM Date;

(c)	each Existing Shareholder shall deliver its written power of attorney (Vollmacht) for the Extraordinary General Meeting authorizing the Proxy Holder to vote on and approve all resolutions set forth in Section 4.2.3 no later than three (3) Business Days prior to the EGM Date or participate in person at the Extraordinary General Meeting to vote on the resolution items;

(d)	the Investor shall deliver a copy of the duly signed original of its Subscription Form in accordance with Section 4.3.1 two (2) Business Days prior to the EGM Date and the original of the Subscription Form on the EGM Date;

(e)	the Investor shall deliver a copy of the payment confirmation regarding the Preliminary Nominal Subscription Amount made by the Investor in accordance with Section 4.3.2 no later than two (2) Business Days prior to the EGM Date;

(f)	the Company shall deliver confirmation from the bank maintaining the blocked capital account of the Company evidencing that the Preliminary Nominal Subscription Amount has been paid in cash and fully credited to the Company’s blocked account specified in Section 4.3.2 no later than two (2) Business Days prior to the EGM Date;

(g)	the Extraordinary General Meeting shall be held on the EGM Date in the presence of a notary approving: (1) the Nominal Capital Increase, (2) the creation of the Investor’s Preliminary Class V Voting Shares as set forth herein, (3) the adoption of the Articles and in particular the Share Conversion, and (4) the election of the new Directors;

(h)	the Board shall – immediately after the Extraordinary General Meeting on the EGM Date – issue its report regarding the capital increase (Kapitalerhöhungsbericht) and one or several members of the Board shall take the resolution on the ascertainment and the execution of the Nominal Capital Increase (Feststellungsbeschluss) in the presence of a notary;

(i)	the Investor and the Company, as applicable, shall deliver the acceptance declarations of the new Directors (Wahlannahmeerklärung) nominated by the Investor and the Company, as applicable, together with duly legalized and apostilled specimen signature sheets (Unterschriftenmuster) at the latest one (1) Business Day prior to the EGM Date;

(j)	the Board shall file – on the EGM Date immediately after performance of the actions set forth in Sections 10(g) and 10(h) – with the competent commercial register of the Canton of Zug a duly signed application to the commercial register of the Canton of Zug regarding (1) the increase of the share capital to reflect the Nominal Capital Increase, (2) the creation of Voting Shares (Stimmrechtsaktien) as a new class of shares, (3) the adoption of the Articles (incl. the Share Conversion), and (4) the election of the new Directors, (“Pre-Closing Application”) and shall ensure that the Pre-Closing Application is processed in a pre-registration procedure (Vorerfassungsverfahren) as previously confirmed by the competent authority;

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(k)	the Board shall deliver to the Investor a duly executed confirmation by the Commercial Register that the Pre-Closing Application has been filed; and

(l)	the Investor shall provide the Company with a notification of the ultimate beneficial owners within the meaning of article 697j CO.

11.	Closing

11.1	Place and Date of Closing

The Closing shall take place on the date as set forth in the BCA, at a place mutually agreed upon by the Investor and the Company (“Closing Date”).

11.2	Conditions Precedent to Closing

The Closing shall be subject to the prior fulfilment (or waiver by the Investor or the Existing Shareholders, respectively) of each of the following conditions precedent:

(i)	the delivery of the drafts of the Corporate Documents to the Investor as per Section 10(a) prior to the EGM Date, in form and substance reasonably satisfactory to the Investor;

(ii)	the receipt by the Company from the commercial register of the Canton of Zug of a formal positive pre-clearance (Vorprüfungsbescheid) regarding the Corporate Documents and a confirmation that the processing of the Pre-Closing Application will be dealt with in the pre-registration procedure (Vorerfassungsverfahren), at the latest three (3) Business Days prior to the EGM Date;

(iii)	the delivery of copies of the duly executed Corporate Documents to the Investor, evidencing the performance of the actions prior to Closing referred to in Section 10, in form and substance reasonably satisfactory to the Investor;

(iv)	subject to the Permitted ESOP Allocations and the Permitted ESPP Allocations (both as defined in the Company and ML-Parties’ Disclosure Letter as attached to BCA) until the Cut-Off Date (“Permitted Allocations”), the issued and outstanding share capital and the Conditional Capital of the Company remained unchanged, no other share or participation or authorized capital have been created, and reflect the numbers as stated in Recital (B). In particular, between the date of this Agreement and the Closing Date, no option rights, equity grants, or similar instruments from the Conditional Capital have been granted to or exercised by any employees of the Company or any other persons and the cap table as attached in Annex 2, other than the Permitted Allocations, was still accurate at the EGM Date (i.e. immediately before the performance of the actions before Closing as per Sections 10(g) through 10(k)) and the Closing Date; and

(v)	the satisfaction or waiver of all conditions precedent under the BCA, save for the condition that all conditions precedent in this Agreement are satisfied or waived.

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11.3	Closing Actions and Deliveries

At Closing, the relevant Party shall procure that (i) the following documents shall be delivered, in each case duly executed and in form and substance satisfactory to the Company, the Investor and the Existing Shareholders, respectively, and (ii) the following actions shall be performed:

(a)	the Board shall deliver a scan of the duly certified excerpt from the commercial register of the Canton of Zug evidencing the registration of all items of the Pre-Closing Application after approval from the Swiss Federal Commercial Registry Office (EHRA) but before publication in the SOGC;

(b)	each BVF Party shall deliver to the Investor a duly signed assignment declaration regarding the assignment of the respective Transferred Common Shares;

(c)	the Board shall take the circular resolution (i) approving the transfer of the Transferred Common Shares from the BVF Parties to the Investor and (ii) evidencing the entry of the Investor in the Company’s share register as the legal owner of all Class V Voting Shares and the new legal owner of the Transferred Common Shares;

(d)	the Company shall deliver to the Investor and the Existing Shareholders a copy of the duly executed circular resolution of the Board referred to in Section 11.3(c);

(e)	and of the share register of the Company evidencing the Investor as legal owner with voting rights of the Investor’s Preliminary Class V Voting Shares and the Transferred Common Shares and the Existing Shareholders as legal owners of the appropriate number of Existing Shares (as applicable) and the respective beneficial owners;

(f)	the Investor and the Company shall exchange the duly signed Cash Contribution Agreement;

(g)	the Parties hereto shall exchange the duly signed Restated and Amended Shareholders’ Agreement, substantially in the form as attached hereto in Annex 11.3(f);

(h)	the Investor shall deliver to the Company and the Existing Shareholders a copy of the confirmation from the Investor’s US bank evidencing that an amount corresponding to the Cash Contribution is deposited on such bank account(s) (provided that, for the avoidance of doubt, confirmation of Closing shall occur upon delivery of such Cash Contribution to Investor’s US bank account); and

(i)	the Investor shall appoint Andrew Phillips as new board member of the Investor and deliver a copy of the corresponding resolution of the Investor to the Company and the Existing Shareholders, in accordance with the terms of the BCA.

In addition to the above, the Company and each of the Existing Shareholders undertakes to the Investor to execute or perform such other documents, instruments, certificates or acts as may be reasonably requested by the Investor and/or the Company in order to complete, perfect and consummate the transactions contemplated by this Agreement, including the Cash Contribution.

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11.4	Issuance of New Voting Shares

The Parties agree that any shares in the Company (including, without limitation, the Existing Shares and the Class V Voting Shares) shall be kept in uncertificated form as uncertificated securities (einfache Wertrechte) in the sense of article 973c CO.

12.	Termination and Rescission before Closing

(a)	In case the BCA is terminated before the Closing, this Agreement is automatically terminated with immediate effect.

(b)	In case this Agreement is automatically terminated:

(i)	each of the Parties acknowledges and agrees that this Agreement and any documents, instruments or deeds executed by the Parties, shall be deemed terminated and rescinded and shall be without any further effect;

(ii)	each of the Existing Shareholders and the Company hereby undertakes to the Investor to procure that the Board takes all such actions which are required in order to unwind the transactions contemplated by this Agreement and to revert as soon as possible all actions which have already been taken or effected by the Parties, including, for the avoidance of doubt, the Preliminary Nominal Subscription Amount paid to the blocked capital account of the Company as specified in Section 4.3.2 (if already paid) is immediately repaid to the Investor in cash to a US bank account of the Investor, such bank account is to be communicated by the Investor to the Company in writing at least ten (10) Business Days prior to the Closing Date.

(c)	Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that the right of termination and rescission pursuant to this Section 12 shall be without prejudice to any other rights or remedies that a Party may have including for breach of contract under this Agreement and/or applicable laws.

13.	Post-Closing Actions

13.1	Immediate Wiring of the Cash Contribution

Immediately after performance of the actions and delivery of the documents specified in Section 11.3:

(i)	the Investor, acting through its newly elected board, shall pay the Cash Contribution to a US bank account of the Investor designated by the Company in writing to the Investor at least ten (10) Business Days prior to the Closing Date and as consented to in writing by the Investor (which such consent shall not be unreasonably conditioned, withheld or delayed) (“ML Bank Account”).

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(ii)	the Investor’s bank shall issue and deliver a confirmation that the payment of the Cash Contribution to the ML Bank Account was released, indicating the unique US cash wire transfer number.

13.2	Confirmations and Filings

As soon as reasonably possible after performance of the actions and delivery of the documents specified in Sections 11.3 and 13.1:

(i)	the bank, where the ML Bank Account is held, shall issue and deliver a confirmation that the transfer of the Cash Contribution has been received and credited on the ML Bank Account; and

(ii)	the Board shall deliver a duly signed declaration to the competent tax authorities, confirming that the Cash Contribution (as defined in Section 1.1 of the BCA) has been booked into the reserves from capital contributions (Kapitaleinlagereserven).

13.3	Share Re-Transfer

(a)	In case (x) the Available Closing Date Cash is lower than the Preliminary Investment Amount, which determination the Parties undertake to make as soon as reasonably possible following the Closing Date and (y) the Company elects that a Share Re-Transfer shall take place (such election to be communicated by the Company to the Investor no later than five (5) Business Days following the Closing Date):

(i)	the Investor hereby undertakes to transfer and assign to the Company, and the Company hereby undertakes to acquire and accept from the Investor, such number of Class V Voting Shares, corresponding to the difference between the Investor’s Preliminary Class V Voting Shares and the Investor’s Final Class V Voting Shares (“Re-Transfer Class V Voting Shares”), and for such re-transfer a written assignment declaration (Abtretungserklärung), substantially in the form of Annex 13.3, shall be signed and executed as soon as reasonably possible following the Closing Date by the Investor and the Company;

(ii)	the Company hereby undertakes to pay to the Investor a purchase price of CHF 0.01 per Re-Transfer Class V Voting Share (“Re-Transfer Purchase Price”), payable as soon as reasonably possible following the Closing Date to the bank account specified by the Investor under Section 12(b)(ii); and

(iii)	the Company hereby undertakes to update its share ledger to reflect the Share Re-Transfer and to provide a copy of the such duly executed share register to the Investor and the Existing Shareholders, as soon as reasonably possible following the implementation of the Share Re-Transfer.

(b)	In addition to the above, each Party undertakes to the other Parties to execute or perform such other documents, instruments, certificates or acts as may be reasonably requested by the Investor and/or the Company in order to complete, perfect and consummate the transactions contemplated by this Section 13.3.

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(c)	The Company hereby undertakes to commence the cancellation of the Re-Transfer Class V Voting Shares by way of formal capital reduction (“Capital Reduction”) immediately following the implementation of the Share Re-Transfer (if any).

(d)	The Company hereby undertakes not to sell or otherwise dispose of the Re-Transfer Class V Voting Shares but by way of the Capital Reduction.

14.	Representations and Warranties

14.1	Representations and Warranties of Existing Shareholders and Company

Subject to the limitations set forth in this Section 14 (including Annex 14.1) and Section 15, each of the Existing Shareholders (other than the Other Shareholder 4) and the Company hereby (severally (and not jointly) and solely in respect of such Existing Shareholder or the Company) represents and warrants to the Investor that the representations and warranties set forth in Annex 14.1-1 are true and accurate, each as of the date of this Agreement, the EGM Date and the Closing Date, except for those representations and warranties which are explicitly made as of a specific date.

Subject to the limitations set forth in this Section 14 (including Annex 14.1-2) and Section 15, the Other Shareholder 4 hereby represents and warrants to the Investor that the representations and warranties set forth in Annex 14.1-2 are true and accurate, each as of the date of this Agreement, the EGM Date and the Closing Date, except for those representations and warranties which are explicitly made as of a specific date.

14.2	Representations and Warranties of Investor

Subject to the limitations set forth in this Section 14 (including Annex 14.2) and Section 15, the Investor represents and warrants to the Existing Shareholders and the Company that the representations and warranties set forth in Annex 14.2 are true and accurate, each as of the date of this Agreement, the EGM Date and the Closing Date, except for those representations and warranties which are explicitly made as of a specific date.

14.3	Exclusive Representations and Warranties

(a)	The Parties acknowledge that none of the Parties has made, and none of the Parties has relied upon, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement other than as expressly provided in this Agreement and as set forth separately in the BCA.

(b)	Without prejudice to the foregoing, each of the Existing Shareholders hereby acknowledges that the Investor has entered into this Agreement and will pay the Subscription Amount in reliance on each of the representations and warranties set forth in this Section 14 (including Annex 14.1-1 and Annex 14.1-2) and as set forth separately in the BCA.

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15.	Remedies

15.1	Notice of Breach (Rügefrist)

(a)	The Investor shall deliver to the Company (which shall receive such notice for and on behalf of, and promptly forward a copy of such notice to each Existing Shareholder) a notice in writing describing the underlying facts of a claim for misrepresentation or breach of warranty in reasonable detail to the extent then known within 60 (sixty) calendar days after the Investor has obtained reasonable knowledge of the circumstances which are likely to give rise to a claim for misrepresentation or breach of warranty under this Agreement.

(b)	Failure to provide notice of claim consistent with this Section 15.1 shall not relieve an Existing Shareholder and/or the Company of any liability it may have under Section 14.1; provided, however, that an Existing Shareholder and/or the Company shall not be liable for any damage, loss, expense, or cost to the extent the same is attributable to, or caused or aggravated by, or could not be remedied due to, the Investor’s failure to timely provide notice in accordance with this Section 15.1. The Parties explicitly waive the application of article 201 CO.

15.2	Time Limitations on Claims

(a)	The representations and warranties given by the Existing Shareholders and the Company as set forth in Section 14.1 and Annex 14.1-1 or Annex 14.1-2, respectively, shall expire, and any claim of the Investor for misrepresentation or breach of warranty shall be time barred, forfeited and precluded from as of the first anniversary of the Closing Date.

(b)	It is understood and agreed that any notice of claim for misrepresentation or breach of warranty shall be delivered to the Company (which shall receive such notice for and on behalf of, and promptly forward a copy of such notice to, each Existing Shareholder) on or by the applicable date set forth in the preceding paragraphs, in which case the resolution of such claim may be effected after such date; provided, however, that notwithstanding the foregoing, the Investor’s claim shall be time-barred, forfeited and precluded from being made (verjährt/verwirkt) unless the Investor initiates proceedings on the claim against the Existing Shareholders and/or the Company in accordance with Section 17.2 within nine (9) months from the date of the Investor’s notice of claim to the Company.

(c)	The Parties explicitly waive the application of article 210 CO.

15.3	Remedies of Investor

(a)	With respect to a misrepresentation or a breach of warranty notified by the Investor to the Company in accordance with Section 15.1 and Section 15.2, the Existing Shareholders and/or the Company shall have the right, within 30 (thirty) calendar days after receipt of such notice of breach by the Company, to put the Company or, with the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed in case the damage, loss, expense, or cost was incurred by the Investor and not by the Company), the Investor, at the Existing Shareholders’ and/or the Company’s own expense, in the position it would have been in had no such misrepresentation or breach of warranty occurred.

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(b)	If and to the extent the remedy set forth in the preceding paragraph cannot be effected or is not effected within such period of time, then the Investor, subject to the exclusions and limitations set forth in this Agreement, shall have the right to claim that the Existing Shareholders and/or the Company pay, and each Existing Shareholder and/or the Company shall be, subject to Section 15.4, severally (and not jointly) and solely in respect of such Existing Shareholder or the Company liable to the Investor to pay, damages to the Company (or, if the damage, loss, expense, or cost is incurred by the Investor and the Investor so elects in accordance with the foregoing paragraph, to the Investor) in the amount which is necessary to put the Company (or, subject to the foregoing requirements, the Investor) in the position it would have been in had no such misrepresentation or breach of warranty occurred. Such damages shall include all duly documented external costs and reasonable expenses of the Company (or, subject to the foregoing requirements, the Investor) including reasonable attorneys’ fees.

15.4	Limitations on Liability

(a)	Notwithstanding anything contained in this Agreement to the contrary, it is acknowledged and agreed that the liability of the Existing Shareholders and the Company towards the Investor for misrepresentations or breaches of warranties under this Agreement shall not exceed, in the aggregate, the sum of (i) the Available Closing Date Cash, and (ii) reasonable and documented costs and fees incurred by the Investor in connection with the examination of such misrepresentation or breach of warranty and any legal proceedings against Existing Shareholders and/or the Company.

(b)	Notwithstanding anything contained in Section 15.4(a) to the contrary, it is acknowledged and agreed that the liability of the Company towards the Investor for misrepresentations or breaches of warranties under this Agreement shall not exceed, an amount equal to the Company’s freely disposable reserves (frei verfügbares Eigenkapital).

15.5	Remedies of Existing Shareholders and Company

The provisions of Sections 15.1 and 15.4 shall apply by analogy to any claim by an Existing Shareholder that the Investor is liable for any misrepresentation or breach of warranty under Section 14.2 and Annex 14.2.

15.6	Remedies Exclusive

The remedies in this Section 15 for any misrepresentation or breach of warranty under this Agreement shall be in lieu of, and not in addition to, the remedies provided for under statutory law. All other remedies including, without limitation, the right to rescind this Agreement shall, subject to the right of termination and rescission in accordance with Section 11.4, not apply and are expressly excluded and waived.

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16.	Miscellaneous

16.1	Nature of Parties’ Rights and Obligations

(a)	Except as specifically provided otherwise in this Agreement, the rights and obligations of the Parties hereunder shall be several (and not joint).

(b)	The non-performance by the Company or another Party (“Defaulting Party”) shall neither relieve the Company nor any other Party from performing its obligations under this Agreement, nor shall the Company (provided it is not the Defaulting Party) or any other Party be liable for the non-performance by the Defaulting Party.

(c)	The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft) pursuant to articles 530 et seq. CO.

16.2	Confidentiality

(a)	Each of the Parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of, any of the terms and conditions of this Agreement, and any information exchanged among the Parties in connection with their investment and common shareholdings in the Company or pertaining to the business and the operation of the Company (all such information collectively “Confidential Information”), The Parties shall ensure that their employees, directors and any other representatives as well as the advisors of each Party to whom any such Confidential Information is entrusted comply with these restrictions.

(b)	The term Confidential Information shall not include any information: (i) which as of the time of its disclosure by a Party was already lawfully in the possession of the receiving Party as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party.

(c)	The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

(d)	No announcement or press releases regarding the transactions contemplated by the Business Combination Agreement shall be made by any Party without the prior written consent of the Board (such consent not to be unreasonably withheld).

(e)	Finally, it is acknowledged and agreed that the Investor is allowed to share Confidential Information with its Affiliates as well as with its auditors, legal and other advisors, and to report regularly to its investors and/or any of its Affiliates on all information pertaining to the Company and the equity investment made or to be made in the Company in accordance with its reporting obligations under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes.

(f)	Nothing herein shall restrict the Company from granting third parties customary due diligence access for purposes of financial, commercial, strategic or similar transactions.

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16.3	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; provided, however, that neither the Company nor another Party hereto shall be entitled to assign or transfer any of the rights or obligations hereunder to any other party.

16.4	Costs and Expenses, Taxes

(a)	Subject to the immediately following paragraph, it is agreed that each Party shall bear its own costs and expenses arising out of or incurred, and any taxes imposed on it, in connection with this Agreement and all transactions contemplated hereby.

(b)	The Company shall bear all Swiss issuance and stamp taxes arising out of the Investment.

16.5	Notices

(a)	All notices and other communications made or to be made pursuant to this Agreement shall be given in writing by e-mail, or courier to the following addresses:

If to the Investor:	To:
Helix Acquisition Corp.
200 Clarendon Street, 52nd Floor, Boston, MA 02116
Attn. Bihua Chen and Andrew Phillips
E-Mail:

and

To:
Helix Holdings LLC
c/o Cormorant Asset Management, LP
200 Clarendon Street, 52nd Floor, Boston, MA 02116
Attn. Bihua Chen and Andrew Phillips
E-Mail:

with a copy to (which shall not constitute a notice):
Pestalozzi Attorneys at Law Ltd.
Loewenstrasse 1, 8001 Zurich, Switzerland
Attn.: Severin Roelli
E-Mail: severin.roelli@pestalozzilaw.com

If to Existing Shareholders:	To:
MoonLake Immunotherapeutics AG,
Attn. Jorge Santos da Silva and Matthias Bodenstedt
c/o KD Zug-Treuhand AG, Untermüli 7, 6302 Zug, Switzerland,
E-Mail:
who shall forward the notices and communications received without delay to each Existing Shareholder

If to Company:	To:
MoonLake Immunotherapeutics AG,
Attn. Jorge Santos da Silva and Matthias Bodenstedt
c/o KD Zug-Treuhand AG, Untermüli 7, 6302 Zug, Switzerland
E-Mail:

with a copy to (which shall not constitute a notice):
Kellerhals Carrard Basel KlG
Henric Petri-Strasse 35, 4010 Basel, Switzerland
Attn.: Nicolas Mosimann
E-Mail: nicolas.mosimann@kellerhals-carrard.ch

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(b)	To the extent this Agreement explicitly provides for delivery of a notice to the Company on behalf of an Existing Shareholder, each Existing Shareholder hereby appoints the Company as receiver of notices on its behalf. The Company shall promptly upon receipt send complete copies of such notices to each Existing Shareholder.

(c)	For the purpose of meeting a time period or deadline by the sender, a notice shall be deemed made when dispatched by the sender. For triggering the start of a period or deadline for the recipient, a notice shall be deemed made or received when it arrives at the recipient (Zugang).

(d)	Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 16.5 by giving the other Parties written notice of the new address in the manner set forth in this Section 16.5.

16.6	Entire Agreement

With the exception of the BCA and its annexes, this Agreement including its Annexes constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any agreement or understanding that may have been concluded with respect to the subject matter hereof between any of the Parties prior to the date of this Agreement.

16.7	Severability

If at any time, any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision, which shall best reflect the Parties’ original intention and shall achieve the same economic result, to the extent possible.

16.8	Amendments

Any amendment to this Agreement (including this Section 16.8) must be in writing.

Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that this Agreement (including this Section 16.8) may be amended in writing by an instrument signed solely by the Investor, the Company and holders of a majority of the Common Shares with binding effect on all other Parties; provided, however, that any such modification or amendment of any of the provisions of this Agreement shall neither affect any accrued rights of any other Party nor impose any greater liability or any more onerous obligation than those contained in this Agreement on the other Parties who do not sign such modification or amendment.

16.9	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

16.10	Form Requirements

This Agreement may be executed and amended in writing or in electronic form (such as Skribble, DocuSign or AdobeSign, or which contains an electronic scan of the signature) and be delivered by post, courier or email; the counterpart so executed and delivered shall be deemed to have been duly executed and validly delivered and be valid and effective for all purposes.

For the avoidance of doubt, any instruments or documents required to be issued, signed, delivered and/or exchanged in connection with the performance of this Agreement, including, without limitation, any documents for the transfer of Shares (such as assignment declarations) must comply with form requirements imposed by applicable laws.

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17.	Governing Law and Arbitration

17.1	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the substantive laws of Switzerland, excluding the United Nations Convention on Contracts for the International Sales of Goods of 11 April 1980 (CISG).

17.2	Arbitration

Any dispute, controversy, or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich and the arbitration proceedings shall be conducted in English; provided that evidence may be submitted to the arbitration tribunal in German without translation into English.

17.3	Trust Account Waiver

The Company and the Existing Shareholders acknowledge that the Investor has established the Trust Account for the benefit of its public shareholders, which contains the proceeds of its initial public offering and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of the Investor’s public shareholders and certain other parties (including the underwriters of the initial public offering). For and in consideration of the Investor entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of the Company and the Existing Shareholders, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company and the Existing Shareholders hereby irrevocably waive any Released Claims that they may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; provided that (a) nothing herein shall serve to limit or prohibit the Company’s or any Existing Shareholders’ right to pursue a claim against the Investor for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Investor to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to redemptions by the Investor’s public shareholders) to the Company in accordance with the terms of this Agreement and the Trust Agreement) and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Investor’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

[signatures on the following pages]

The Parties have signed this Agreement on the date first written above.

Investor

Helix Acquisition Corp.

/s/ Bihua Chen		/s/ Andrew Phillips
Name:	Bihua Chen	Name:	Andrew Phillips
Function:	Chief Executive Officer	Function:	Chief Financial Officer

Founder 1

/s/ Jonkheer Arnout Michiel Ploos van Amstel
Jonkheer Arnout Michiel Ploos van Amstel

Founder 2

/s/ Jorge Santos da Silva
Dr. Jorge Santos da Silva

Founder 3

JeruCon Beratungsgesellschaft mbH

/s/ Kristian Reich
Name:	Prof. Dr. Kristian Reich
Function:	Managing Director

Other Shareholder 1

Biotechnology Value Fund, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	Chief Executive Officer BVF I GP LLC,
itself General Partner of Biotechnology Value Fund, L.P.

Other Shareholder 2

Biotechnology Value Fund II, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	Chief Executive Officer BVF II GP LLC,
itself General Partner of Biotechnology Value Fund II, L.P.

Other Shareholder 3

Biotechnology Value Trading Fund OS, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	President BVF Inc., General Partner of BVF Partners L.P.,
itself sole member of BVF Partners OS Ltd.,
itself GP of Biotechnology Value Trading Fund OS, L.P.

Other Shareholder 4

Merck Healthcare KGaA, Darmstadt, Germany
an affiliate of Merck KGaA, Darmstadt, Germany

/s/ Matthias Mullenbeck		/s/ Jens Eckhardt
Name:	Matthias Mullenbeck	Name:	Jens Eckhardt
Function:	SVP, Head Global Business Development & Alliance Management Biopharma	Function:	Authorized Representative

Other Shareholder 5

/s/ Florian Schönharting
Florian Schönharting

Other Shareholder 6

/s/ Simon Sturge
Simon Sturge

Other Shareholder7

/s/ Matthias Bodenstedt
Matthias Bodenstedt

Other Shareholder 8

/s/ Atif Khan
Atif Khan

Other Shareholder 9

/s/ Eva Cullen
Eva Cullen

Other Shareholder 10

/s/ Oliver Daltrop
Oliver Daltrop

Other Shareholder 11

/s/ Nuala Brennan
Nuala Brennan

Company

MoonLake Immunotherapeutics AG

/s/ Jorge Santos da Silva		/s/ Spile Nasmyth Loy
Name:	Dr. Jorge Santos da Silva	Name:	Spike Nasmyth Loy
Function:	Chief Executive Officer	Function:	Member of the Board of Directors

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Annex 1: Defined Terms

“Affiliate” and “Affiliates”	shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person or entity specified and includes, in case of an Investor, funds, investment vehicles or other entities formed or incorporated in any jurisdiction which are owned, managed or advised by such Investor or by the same advisor as the Investor.

“Agreement”	shall mean this investment and subscription agreement including all Annexes.

“Annex”	shall mean any annex to this Agreement.

“Articles”	shall mean the articles of incorporation (Statuten) of the Company substantially in the form attached to this Agreement and as amended from time to time.

“Authority”	shall mean any court, arbitral tribunal, or governmental, administrative or regulatory authority or agency.

“Authorization”	shall mean any official authorization, order, permission, product registration, certification, certificate, approval, notice or consent (including any written amendment, supplement or replacement).

“Available Closing Date Cash”	shall have the meaning set forth in the BCA.

“BCA”	shall have the meaning set forth in Recital (D).

“BCA Closing”	shall have the meaning set forth in Recital (E).

“Board”	shall mean the board of directors of the Company, as appointed from time to time in accordance with the terms of this Agreement.

“Business Day”	shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or the Canton of Zug, Switzerland.

“Business”	shall have the meaning set forth in Recital (C).

“BVF Party” and “BVF Parties”	shall have the meaning set forth in Recital (D).

“BVF Share Transfers”	shall have the meaning set forth in Recital (D).

“Capital Reduction”	shall have the meaning set forth in Section 13.3(c).

“Cash Contribution”	shall have the meaning set forth in Section 3.1(b)(ii).

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“Cash Contribution Agreement”	shall have the meaning set forth in Section 5.

“CEO”	shall mean the Chief Executive Officer of the Company appointed from time to time in accordance with this Agreement.

“Chairman”	shall mean the chairman of the Board (Verwaltungsratspräsident).

“Class A Ordinary Shares”	shall mean Class A ordinary shares in the Investor.

“Class V Voting Shares”	shall have the meaning set forth in Recital (D).

“Closing”	shall mean the closing of the transactions contemplated by this Agreement pursuant to Section 11 of this Agreement and the BCA Closing as set forth in the BCA.

“Closing Date”	shall have the meaning set forth in Section 11.1.

“CO”	shall mean the Swiss Code of Obligations (Schweizerisches Obligationenrecht) as of March 30, 1911, as amended from time to time.

“Common Shares”	shall have the meaning set forth in Recital (B).

“Company”	shall have the meaning set forth on page 2.

“Conditional Capital”	shall have the meaning set forth in Recital (B).

“Confidential Information”	shall have the meaning set forth in Section 16.2(a).

“Corporate Documents”	shall mean the corporate documents of the Company necessary for execution and registration of the adoption of the Articles, the Share Conversion, the Nominal Capital Increase and the changes to the Board of the Company, with the commercial register of the Canton of Zug, including, without limitation, the minutes of the Extraordinary General Meeting, the Articles, the Company’s Board report regarding capital increase (Kapitalerhöhungsbericht), the resolution of the Company’s Board in the ascertainment and the execution of the Nominal Capital Increase (Feststellungsbeschluss) and the Closing Application.

“Cut-Off Date”	shall have the meaning set forth in Section 8(a).

“Defaulting Party”	shall have the meaning set forth in Section 16.1(a).

“Determined Nominal Amount”	shall mean the aggregate nominal amount of the capital increase, calculated by multiplying the number of Investor’s Preliminary Class V Voting Shares, as calculated in accordance with the provisions of the BCA, by CHF 0.01.

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“Director”	shall mean a member of the Board appointed from time to time in accordance with the terms of this Agreement.

“EGM Date”	shall have the meaning set forth in Section 4.2.1(i).

“Employee Share Participation Plan”	shall mean the employee share participation plan dated 23 July 2021 of Moonlake Immunotherapeutics AG, as amended from time to time.

“Employee Stock Option Plan”	shall mean the employee stock option plan dated 23 July 2021 of Moonlake Immunotherapeutics AG, as amended from time to time.

“Existing Articles”	shall mean the existing articles of incorporation (Statuten) of the Company as in effect and in force as per the date of this Agreement.

“Existing Shareholder” and “Existing Shareholders”	shall have the meaning set forth on page 2 of this Agreement taking into account the extension of the defined term according to Section 9.

“Existing Shares”	shall have the meaning set forth in Recital (B).

“Extraordinary General Meeting”	shall have the meaning set forth in Section 4.2.1(i).

“Founder” and “Founders”	shall have the meaning set forth on page 1.

“Investment”	shall have the meaning set forth in Section 3.1(a).

“Investor”	shall have the meaning set forth on page 1.

“Investor’s Final Class V Voting Shares”	shall have the meaning set forth in Recital (E).

“Investor’s Preliminary Class V Voting Shares”	shall have the meaning set forth in Recital (E).

“Lien”	shall mean, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Minimum Investment Amount”	shall have the meaning set forth in Recital (E).

“ML Bank Account”	shall have the meaning set forth in Section 11.3.

“Nominal Capital Increase”	shall have the meaning set forth in Section 3.1(b)(i).

“Nominal Issue Price”	shall have the meaning set forth in Section 4.2.3(iii).

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“Other Shareholder” and “Other Shareholders”	shall have the meaning set forth on pages 1 and 2.

“Party” and “Parties”	shall have the meaning set forth on page 2.

“Permitted Allocations”	shall have the meaning set forth 11.2(iv).

“PIPE Transaction”	shall have the meaning set forth in Recital (E).

“Plans”	shall have the meaning set forth in Section 8(a).

“Pre-Closing Application”	shall have the meaning set forth in Section 10(j).

“Preliminary Investment Amount”	shall have the meaning set forth in Recital (E).

“Preliminary Nominal Subscription Amount”	shall have the meaning set forth in Section 4.3.1(a).

“Proxy Holder”	shall mean the proxy holder whose name is entered in the proxy as the person who is appointed to represent and act for the relevant Existing Shareholder as issuer of the proxy in the Extraordinary General Meeting.

“Recital”	shall mean a recital in this Agreement.

“Released Claim”	shall have the meaning in Section 17.3.

“Restated and Amended Shareholders’ Agreement”	shall mean the restated and amended shareholders’ agreement substantially in the form as attached hereto in Annex 11.3(f).

“Re-Transfer Class V Voting Shares”	shall have the meaning set forth in Section 13.3.

“Re-Transfer Purchase Price”	shall have the meaning set forth in Section 13.3.

“SEC”	means the United States Securities and Exchange Commission.

“Series A Preferred Shares”	shall have the meaning set forth in Recital (B).

“Shares”	shall mean any shares (Aktien) or participations (Partizipationsscheine) issued by the Company from time to time.

“Share Conversion”	shall have the meaning set forth in Recital (D).

“Share Re-Transfer”	shall have the meaning set forth in Section 3.1(b)(iii).

“SOGC”	Swiss Official Gazette of Commerce.

“Stock Options”	shall have the meaning set forth in Section 8(a).

“Stock Option Restriction”	shall have the meaning set forth in Section 8(a).

“Subscription Form”	shall mean the subscription forms to be executed by the Investor in accordance with the terms of this Agreement in form and substance satisfactory to the Company and as required by Swiss corporate law.

“Transferred Common Shares”	shall have the meaning set forth in Section 5(a).

“Trust Account”	shall mean the trust account established by the Investor pursuant to the Trust Agreement.

“Trust Agreement”	shall mean that certain Investment Management Trust Agreement, dated as of October 19, 2020, by and between the Investor and Continental Stock Transfer & Trust Company, a New York corporation.

“Updated Cap Table”	shall have the meaning set forth in Section 4.2.2.

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Annex 2:  Current Cap Table

[Omitted.]

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Annex 4.2.2:  Cap Table after Closing

[Omitted.]

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Annex 4.2.3:  Articles

[Omitted.]

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Annex 5(c): Form of Assignment Declaration regarding Transferred Common Shares

[Omitted.]

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Annex 13.3: Form of Assignment Declaration

[Omitted.]

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Annex 11.3(f): Form of Restated and Amended Shareholders’ Agreement

[Omitted.]

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Annex 14.1-1: Representations and Warranties of Existing Shareholders (other than the Other Shareholder 4) and Company

1.	Capacity and Title of Existing Shareholders and the Company

1.1	Authority and Ownership

(a)	Each Existing Shareholder and the Company has the unrestricted right, power and authority to enter into, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all actions necessary, including required corporate approvals, in order to enter into, to execute, deliver and perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly executed and delivered by each of the Existing Shareholders and the Company and constitutes the valid and binding agreement of the Existing Shareholders and the Company, enforceable against each of the Existing Shareholders and the Company in accordance with its terms.

(c)	The Existing Shareholders are neither over-indebted (überschuldet), nor insolvent (insolvent) nor unable to pay their debts as they fall due (illiquid).

(d)	The Existing Shareholders are the sole legal and beneficial owners of the Existing Shares free and clear of any encumbrances. The Existing Shares set forth on Annex 2 comprise all of the capital stock of the Company that are issued and outstanding as of the date hereof. Other than Stock Options referring to the Conditional Capital set forth on Annex 2, no options, warrants, calls, rights, contracts, commitments or derivative instruments are outstanding that could require the Company to sell, transfer or issue any shares or other securities of the Company.

(e)	The Cap Table after Closing set forth on Annex 4.2.2, once updated, will reflect all of the capital stock of the Company, the remaining Conditional Capital as well as the Stock Options referring to the Conditional Capital that are issued and outstanding as of the Closing Date.

1.2	Execution and Performance, No Consents

(a)	The execution and the performance of this Agreement by each Existing Shareholder and the Company have been authorized by all necessary corporate actions of such Existing Shareholder and the Company and the execution and performance of this Agreement by the Company or the Existing Shareholders will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Existing Shares under, (vi) require any approval from, or (vii) require any filing with, (A) any material contract, (B) any constitutional documents or (C) any authority under or pursuant to any law or order to which the Company or any Existing Shareholder is bound or subject, with respect to clauses (iv) through (vii), which would reasonably be expected to be material to the Company or any Existing Shareholder, other than as required under this Agreement.

(b)	There are no proceedings or investigations whatsoever pending or threatened in writing against any of the Existing Shareholders and/or the Company that could compromise the transactions contemplated by this Agreement.

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2.	Status of the Company

2.1	Incorporation, Share Capital and Authority

(a)	The Company is a corporation duly incorporated and validly existing under the laws of Switzerland.

(b)	At the date of this Agreement, the Company has an issued statutory share capital in the nominal amount of CHF 104,072.50, divided into 1,040,725 registered shares (Namenaktien) with a nominal value of CHF 0.10 per share, of which 360,529 are Common Shares and 680,196 are Series A Preferred Shares, all of which each fully paid-in.

(c)	The Company has an outstanding conditional capital (bedingtes Kapital) of CHF 2,947.10, allowing for the issuance of up to 29,471 registered Common Shares for in connection with the Company’s Plans.

(d)	Existing Shares have been validly issued, are fully paid up and constitute the entire issued share capital of the Company. No share certificates have been issued by the Company since its incorporation. In particular, in the context of the incorporation of the Company and/or subsequent capital increases, there have not been any undisclosed (intended) acquisitions of assets ((beabsichtigte) Sachübernahmen), no options, warrants, calls, rights, contracts, commitments or derivative instruments are outstanding that could require the Company to sell, transfer or issue any shares or other securities of the Company, other than (i) the registered conditional capital of CHF 6,000, allowing for the issuance of up to 60,000 registered Common Shares, of which 30,529 Common Shares with a total nominal value of CHF 3,052.90 have been converted into registered Common Shares and (ii) 2,775 options awarded to an employee of the Company on September 9, 2021 under the Employee Stock Option Plan.

(e)	The Class V Voting Shares, if issued in accordance with this Agreement, will be validly issued and fully paid-up.

(f)	The Company has full corporate power and authority to own its property and assets and to carry on its Business as presently conducted.

2.2	No Dissolution, Bankruptcy or Insolvency

(a)	No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of the Company and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would require the initiation of any such proceedings; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of the Company and no step has been taken for or with a view to the appointment of such a person.

(b)	The Company is neither over-indebted (überschuldet), nor insolvent (insolvent) nor unable to pay its debts as they fall due (illiquid).

2.3	Corporate Books and Registers

The corporate books, registers, accounts, ledgers, records and supporting documents of the Company are up to date and contain complete and accurate records of all matters since its incorporation, which were required by law to be dealt with in such documents.

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Annex 14.1-2: Representations and Warranties of the Other Shareholder 4

1.	Capacity and Title of Other Shareholder 4

1.1	Authority and Ownership

(a)	The Other Shareholder 4 has the unrestricted right, power and authority to enter into, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all actions necessary, including required corporate approvals, in order to enter into, to execute, deliver and perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly executed and delivered by the Other Shareholder 4 and constitutes the valid and binding agreement of the Other Shareholder 4, enforceable against the Other Shareholder 4 in accordance with its terms.

(c)	The Other Shareholder 4 is neither over-indebted (überschuldet), nor insolvent (insolvent) nor unable to pay its debts as they fall due (illiquid).

(d)	The Other Shareholder 4 is the sole legal and beneficial owner of 99,000 Existing Shares free and clear of any encumbrances.

1.2	Execution and Performance, No Consents

(a)	The execution and the performance of this Agreement by the Other Shareholder 4 has been authorized by all necessary corporate actions of the Other Shareholder 4 and the execution and performance of this Agreement by the Other Shareholder 4 will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the 99,000 Existing Shares held by the Other Shareholder 4 under, (vi) require any approval from, or (vii) require any filing with, (A) any material contract, (B) any constitutional documents or (C) any authority under or pursuant to any law or order to which the Other Shareholder 4 is bound or subject, with respect to clauses (iv) through (vii), which would reasonably be expected to be material to the Other Shareholder 4, other than as required under this Agreement.

(b)	There are no proceedings or investigations whatsoever pending or threatened in writing against the Other Shareholder 4 that could compromise the transactions contemplated by this Agreement.

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Annex 14.2: Representations and Warranties of the Investor

1.	Capacity of Investor

1.1	Authority

(a)	The Investor has the unrestricted right, power and authority to enter into, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all actions necessary, including required corporate approvals, in order to enter into, to execute, deliver and perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly authorized, executed and delivered by the Investor and constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its respective terms. It is neither over-indebted (überschuldet) nor insolvent (insolvent) or unable to pay its debts as they fall due (illiquid) and there are no circumstances that indicate any over-indebtedness or insolvency or illiquidity of it in the foreseeable future.

1.2	Execution and Performance

Except for the filings necessary pursuant to the BCA, the execution and the performance of this Agreement by the Investor have been authorized by all necessary corporate action of the Investor and execution and the performance will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon its equity securities under, (vi) require any approval from, or (vii) require any filing with, (A) any material contract, (B) any constitutional documents or (C) any authority under or pursuant to any law or order to which the Investor is bound or subject, with respect to clauses (iv) and (vii), which would reasonably be expected to be material to the Investor, other than as required under this Agreement.

1.3	No Consents Required

There are no proceedings or investigations whatsoever pending or threatened in writing against the Investor that could compromise the consummation of the transactions contemplated by this Agreement.

1.4	Incorporation; Good Standing

The Investor is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.